Exhibit 16

June 22, 2005

Securities Exchange Commission
Office of the Chief Accountant
450 Fifth Street N.W.
Washington, DC 20549

Re:	AMS Health Sciences, Inc.
File No. 001-13343

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 17, 2005, of AMS Health Sciences, Inc. (AMS). With respect to the first paragraph we agree that we were dismissed as the principal accountant for AMS on June 17, 2005, however, we have no basis for agreeing or disagreeing with the other comments in this paragraph. We agree with the comments in the second paragraph Item 4.01.

/s/ GRANT THORNTON LLP